Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com	News Release

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FIRST QUARTER 2012 NET INCOME OF $973 MILLION,

OPERATING INCOME OF $701 MILLION AND COMBINED RATIO OF 89.2%;

OPERATING RETURN ON EQUITY IS 12.2%;

BOOK VALUE UP 4.5% AND TANGIBLE BOOK VALUE UP 5.3%

ZURICH – April 24, 2012 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2012, of $2.84 per share, compared with $0.73 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.05 per share, compared with $0.76 per share for the same quarter last year.(2) Book value and tangible book value increased 4.5% and 5.3%, respectively, from December 31, 2011. Book value and tangible book value per share now stand at $75.09 and $60.74, respectively. Annualized operating return on equity for the quarter was 12.2%.(2) The property and casualty (P&C) combined ratio for the quarter was 89.2%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change
Net income	$973	$250	289%	$2.84	$0.73	289%
Net realized gains (losses), net of tax	272	(9)	NM	0.79	(0.03)	NM

Income excluding net realized gains (losses), net of tax (2)	$701	$259	171%	$2.05	$0.76	170%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a good first quarter and strong start to the year. After-tax operating income topped $700 million and our operating ROE surpassed 12%. Book value grew 4.5% in the quarter. Our balance sheet is in excellent shape – capital now exceeds $30 billion and shareholders’ equity exceeds $25 billion.

“Our underwriting results were simply excellent as demonstrated by a P&C combined ratio of 89.2%. We and much of the industry benefited from relatively light catastrophe losses in the quarter, particularly compared to prior year. It’s noteworthy that our operating income excluding catastrophes was up 2% over the first quarter last year. As for revenue, total company net premiums written grew 3.7% in the quarter, right in line with our plans. We expect our company’s premium growth rate to accelerate as the year progresses.

“Insurance rates were in line with or marginally better than our expectations. In fact, this was the strongest quarter yet for rate increases, which were more broad-based. Rates on our U.S. business were up 3.6% on average. We benefited from improved pricing in many of our property-related classes and modestly improved pricing in certain casualty classes. As a result, our customer retention rates improved globally and we incrementally increased our new business writings. At the same time, we continued to shed lines of business, particularly U.S. general market workers’ compensation, where pricing for some time has not met our standards for earning an underwriting profit.”

Operating highlights for the quarter ended March 31, 2012, were as follows: (1)

•	Total company net premiums written and earned increased 3.7% and 2.2%, respectively. On a constant-dollar basis, total company net premiums written and earned increased 4.4% and 2.9%, respectively.
•	P&C net premiums written and earned increased 2.5% and 0.8%, respectively. On a constant-dollar basis, P&C net premiums written and earned increased 3.2% and 1.5%, respectively.
•	P&C underwriting income was $314 million compared with an underwriting loss of $149 million in 2011.
•

Variable annuity reinsurance derivative net realized gains, including foreign exchange, were $230 million (pre-tax and after-tax), consisting of $460 million of gains from the mark-to-market accounting treatment offset by the change in the value of equity hedges of $230 million.

•	The P&C combined ratio was 89.2% compared with 105.2% last year.
•	Favorable prior period development pre-tax was $93 million, representing 3.2 percentage points of the combined ratio, compared with $93 million last year.
•	Total pre-tax catastrophe losses including reinstatement premiums were $19 million, compared with $489 million in 2011.
•	The current accident year combined ratio excluding catastrophe losses was 91.7% compared with 91.8% last year.
•

The P&C expense ratio for the quarter was 32.3% compared with 31.5% last year, due to a higher percentage of premiums earned in the Insurance – Overseas General segment, which has a higher expense ratio.

•	Operating cash flow was $572 million for the quarter.
•	Net loss reserves increased $102 million in the quarter.
•	Net investment income for the quarter was $544 million, unchanged versus last year.
•	The operating effective tax rate(2) was 13.0% compared with 27.3% in 2011. The 2011 operating effective tax rate included significant catastrophe losses generated in lower tax-paying jurisdictions.
•	Annualized operating return on equity was 12.2% for the quarter.(2) Annualized return on equity computed using net income was 15.6%.

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•

Book value per share(2) increased 4.0% to $75.09 from $72.22 at December 31, 2011. The book value amounts reflect the effects of new accounting guidance for deferred acquisition costs that is retroactively applied to prior periods.(3)

•	Tangible book value per share(2) increased 4.8% to $60.74 from $57.97 at December 31, 2011.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2012, include:

•

Insurance-North American: Net premiums written increased 0.6%. Normalized for the impact of the company’s planned reduction in general market risk transfer workers’ compensation business, net premiums written increased 2.6%. The combined ratio was 87.3% compared with 95.0%.

•	Insurance-Overseas General: Net premiums written increased 8.4%. On a constant-dollar basis, net premiums written increased 9.8%. The combined ratio was 91.2% compared with 107.6%.
•	Global Reinsurance: Net premiums written decreased 16.5%. On a constant-dollar basis, net premiums written decreased 15.7%. The combined ratio was 68.3% compared with 129.7%.
•	Life: Revenues increased 11.3%. On a constant-dollar basis, revenues increased 11.9%. Operating income was $84 million compared with $68 million.

The company is issuing updated guidance for full-year 2012 to account for the positive first quarter prior period reserve development and the lower-than-planned catastrophe losses realized in the first quarter. The range is $7.03 to $7.43 per share in after-tax operating income for the year. This includes estimated catastrophe losses of $325 million after tax for the second through fourth quarters.

Please refer to the ACE Limited Financial Supplement, dated March 31, 2012, which is posted on our website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will host its first quarter earnings conference call and webcast on Wednesday, April 25, 2012, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 888-300-2343 (within the United States) or 719-325-2204 (international); passcode 4955002. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until May 9, 2012. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4955002.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1) All comparisons are with the same period last year unless specifically stated.

(2) Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Annualized operating return on equity (ROE) or annualized ROE calculated using income excluding net realized gains (losses) is a non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

Operating effective tax rate or effective tax rate on income excluding net realized gains (losses) is a non-GAAP financial measure.

See reconciliation of Non-GAAP Financial Measures on pages 20-21 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

(3) Refer to the Financial Supplement page 1 for further detail.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2012	December 31 2011
Assets
Investments	$56,792	$55,676
Cash	715	614
Insurance and reinsurance balances receivable	4,487	4,387
Reinsurance recoverable on losses and loss expenses	12,057	12,389
Other assets	15,698	14,255

Total assets	$89,749	$87,321

Liabilities
Unpaid losses and loss expenses	$37,247	$37,477
Unearned premiums	6,664	6,334
Other liabilities	20,407	19,178

Total liabilities	64,318	62,989

Shareholders’ equity
Total shareholders’ equity	25,431	24,332

Total liabilities and shareholders’ equity	$89,749	$87,321

Book value per common share (2)	$75.09	$72.22

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2012	2011
Gross premiums written	$4,787	$4,644
Net premiums written	3,572	3,446
Net premiums earned	3,381	3,309
Losses and loss expenses	1,804	2,263
Policy benefits	147	91
Policy acquisition costs	582	559
Administrative expenses	510	499

Underwriting income (loss)(2)	338	(103)

Net investment income	544	544
Net realized gains (losses)	260	(45)
Interest expense	62	63
Other income (expense):
Gains from fair value changes in separate account assets(2)	18	—
Other	(15)	13
Income tax expense	110	96

Net income	$973	$250

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.05	$0.76
Net income	$2.84	$0.73

Weighted average diluted shares outstanding	341.7	339.7

Loss and loss expense ratio	56.9%	73.7%
Policy acquisition cost ratio	17.4%	16.7%
Administrative expense ratio	14.9%	14.8%

Combined ratio	89.2%	105.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2012	2011
Gross Premiums Written

Insurance - North American	$2,012	$1,958
Insurance - Overseas General	1,984	1,908
Global Reinsurance	279	330
Life	512	448

Total	$4,787	$4,644

Net Premiums Written

Insurance - North American	$1,293	$1,285
Insurance - Overseas General	1,528	1,410
Global Reinsurance	263	315
Life	488	436

Total	$3,572	$3,446

Net Premiums Earned

Insurance - North American	$1,287	$1,346
Insurance - Overseas General	1,391	1,278
Global Reinsurance	230	260
Life	473	425

Total	$3,381	$3,309

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$334	$263
Insurance - Overseas General	214	9
Global Reinsurance	137	(13)
Life	84	68
Corporate	(68)	(68)

Total	$701	$259

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